Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123781

PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 31, 2005

(TO PROSPECTUS DATED JUNE 20, 2005)

PANACOS PHARMACEUTICALS, INC.

14,717,497 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated June 20, 2005 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “PANC.” The last reported sale price of our common stock on August 30, 2005 was $9.37 per share.

See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	Shares Beneficially Owned Before Offering(1)		Shares Being Offered	Shares Beneficially Owned After Offering(2)
Selling Stockholder	Number	Percent		Number	Percent
OTA LLC (3)	161,111	**%	150,000	11,111	**%

**	Less than 1%
(1)	Percentages prior to the offering are based on 39,509,667 shares of common stock (adjusting for our March 14, 2005 1-for-10 reverse stock split) that were issued and outstanding as of July 15, 2005. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 15, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.

(3)	The number of shares beneficially owned before the offering consists of 150,000 shares of common stock issuable upon the exercise of warrants purchased in this offering and 11,111 shares of common stock issuable upon the exercise of warrants purchased in a private placement in 2003. OTA LLC and OTAPE Investment, LLC are under common control. OTA LLC is a broker-dealer, and as such states that it purchased these securities in the ordinary course of its business and, at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.